Exhibit 99.1
NEWS RELEASE

Forward Air Provides Mid-Quarter Update on First Quarter 2022 Performance

GREENEVILLE, Tenn., March 4, 2022 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”), today provided the following key Expedited Freight Operating Statistics for the quarter-to-date period through February 2022. Revenue per shipment increased 52.5%, revenue per hundredweight increased 16.1%, weight per shipment increased 28.7% and pounds per day increased 10.7% over the same period last year.

Tom Schmitt, Chairman, President, and Chief Executive Officer of Forward, commented, “The strong revenue growth for the first two months of the quarter is the result of sustained collaboration with our customers on the selection of higher-quality freight in our network and continued strong demand for our premium services. We believe our solid results illustrate the ongoing positive momentum in our business, and we remain optimistic about First Quarter results based on our performance through February.”

The Company’s expectations regarding the Company’s performance in the First Quarter and in any future quarter are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.

About Forward Air Corporation
Forward Air Corporation (NASDAQ: FWRD) is a leading asset-light freight and logistics company that provides services across the United States and Canada. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. As a single resource for your shipping needs, Forward is your supply chain partner. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s performance for the first quarter of 2022. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in the first quarter of 2022 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.
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Forward Air Corporation
Brandon Hammer, 423-636-7173
bhammer@forwardair.com